Global Crossing Announces

Senior Notes Offering by Subsidiary

FOR IMMEDIATE RELEASE: FRIDAY, JANUARY 26, 2007

Florham Park, N.J. - Global Crossing Limited (NASDAQ: GLBC) today announced that its wholly-owned indirect subsidiary, GC Impsat Holdings I Plc, is offering approximately $200 million of its senior notes due 2017. The proceeds of the offering will be used to finance a portion of the purchase price (including the repayment of indebtedness) of Global Crossing's proposed acquisition of Impsat Fiber Networks, Inc.

The notes will be offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Act"), and outside the United States in compliance with Regulation S under the Act.

The notes will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Fernanda Marques

Latin America

+ 55 11 2123 4712

LatAmPR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800 836 0342

glbc@globalcrossing.com

IR/PR1